EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       TO
             CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RELATIVE
                       OPTIONAL OR OTHER SPECIAL RIGHTS OF
                       PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                          NATIONAL HOLDINGS CORPORATION

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, National Holdings Corporation, a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     1. The name of the corporation is National Holdings Corporation (the "Corporation").

     2. The Certificate of Designations, Preferences, and Relative Optional or Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of said corporation is hereby amended by striking out the penultimate sentence of Section 5(a) thereof and by substituting in lieu of said sentence the following sentence:

     "The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $1.25 per share of Common Stock."

     3. The foregoing amendment was effected pursuant to a resolution of the Board of Directors of said corporation.

     4. The foregoing amendment was approved by a majority vote of stockholders of said corporation at a duly called and held meeting of stockholders on March 15, 2006.

Dated: March 15, 2006



                                       /s/ Mark Goldwasser
                                       -------------------------------------
                                       Mark Goldwasser
                                       President and Chief Executive Officer